Exhibit 10.78

Execution Version

AMENDED & RESTATED

LICENSE AGREEMENT

This AMENDED & RESTATED LICENSE AGREEMENT is made and entered into as of October 16, 2015 (this “Agreement”), between NUO THERAPEUTICS, INC. (f/k/a Cytomedix, Inc.), a Delaware corporation, with its principal office at 209A Perry Parkway, Suite 1, Gaithersburg, MD 20877 (“Nuo”), and ARTHREX, INC., a Delaware corporation, with its principal office at 1370 Creekside Boulevard, Naples, FL 34108-1945 (“Arthrex”). Each of Nuo and Arthrex is hereinafter referred to as a “Party” and collectively the “Parties.”

R E C I T A L S

WHEREAS, the Parties are party to a Distributor Agreement and License, dated August 7, 2013 (the “Original Agreement”), pursuant to which Nuo manufactures and Arthrex distributes cell separations device and single use processing kits listed in Exhibit A-1 attached hereto (the “Products”);

WHEREAS, pursuant to Section 2(b) of the Original Agreement, Arthrex has the right to assume the responsibility for the manufacture and supply of the Products and, upon the exercise of such right, the Parties are required to enter into a patent license agreement pursuant to which Nuo will grant Arthrex a license to all Intellectual Property Rights (as defined herein) necessary for the manufacture of the Products;

WHEREAS, Arthrex has exercised the right to assume the responsibility for the manufacture and supply of the Products and the Parties desire to amend and restate the Original Agreement to provide for the grant of the license contemplated by Section 2(b) thereof;

WHEREAS, the Parties are entering into this Agreement in part to resolve certain disagreements with respect to the Original Agreement;

WHEREAS, Deerfield Special Situations Fund, L.P., Deerfield Private Design Fund II, L.P., Deerfield Private Design International II, L.P. (together with their Affiliates, the “Deerfield Group”) have consented to the transactions contemplated by this Agreement and irrevocably released any Liens (as defined herein) on the Transferred Assets transferred to Arthrex hereunder;

WHEREAS, Biomedicinski Produkti d.o.o (“BP”) has consented to the assignment to Arthrex of the Manufacturing & Supply Agreement, dated August 1, 2013, between Biomedicinski Produkti d.o.o and Cytomedix Acquisition Company (the “B.P. Agreement”, and the products supplied by BP thereunder are referred to herein as the “BP Products”); and

WHEREAS, this Agreement amends and restates in its entirety the Original Agreement.

A G R E E M E N T

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and legal sufficiency of which are acknowledged, the Parties intending to be legally bound agree as follows:

1. DEFINITIONS. Capitalized terms used but not otherwise defined herein shall have the following meanings:

“Affiliate” means, in respect of any specified Person, any other Person which, but only for so long as such other Person, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, through the ownership of voting securities or other equity interests, and the terms “controlled” and “common control” have correlative meanings.

“Change of Control” means: (a) the direct or indirect sale or other disposition (in one or more related transactions to one or more parties) of all or substantially all of the assets of a Party, or (b) the direct or indirect transfer of 50% or more of the outstanding voting interest of a Party, whether in a single transaction or series of related transactions.

“Enhancement” means a derivative work, improvement, modification, addition or enhancement of a Product or the Technology.

“Exclusive Field of Use” means the use of the Products and/or New Products in the Territory for all uses in human and veterinary applications except those described in the Non-Exclusive Field of Use. For the avoidance of doubt, (a) the “Exclusive Field of Use” does not include any exclusivity to wound care applications in the Territory and (b) upon termination of the license rights granted to Biotherapy Services Ltd., Arthrex shall have the exclusive rights in the non-surgical aesthetics markets in the United Kingdom and Ireland.

“Field of Use” means Exclusive Field of Use and the Non-Exclusive Field of Use within the Territory.

“Gross Sales Revenue” means the total amounts invoiced by Arthrex and its Affiliates from the commercialization and sale of the Products and/or New Products by Arthrex and its Affiliates. For the avoidance of doubt, “Gross Sales Revenue” shall include (without duplication of amounts otherwise included as Gross Sales Revenue) royalties paid to Arthrex and its Affiliates by sublicensees.

“Intellectual Property Rights” means, collectively, Patents, Trade Secrets, Copyrights, Trademarks, Know-how, moral rights, trade names, rights in trade dress and all other intellectual property rights and proprietary rights, whether arising under the laws of the United States or any other state, country or jurisdiction in the world, including all rights or causes of action for infringement or misappropriation of any of the foregoing. For purposes of this Agreement: (a) “Trade Secrets” means all right, title and interest in all trade secrets and trade secret rights arising under common law, state law, federal law or laws of foreign countries; (b) “Copyrights” means all copyrights, and all other literary property and authorship rights, and all right, title, and interest in all copyrights, copyright registrations, certificates of copyright and copyrighted interests throughout the world; (c) “Trademarks” means all right, title and interest in all trademark, service mark, trade name and trade dress rights arising under the common law, state law, federal laws and laws of foreign countries, and all right, title, and interest in all trademark, service mark, trade name and trade dress applications and registrations interests throughout the world; and (d) “Know-how” means any and all current and future know-how, technical information, technical knowledge, unpatentable inventions, manufacturing procedures, methods, trade secrets, processes, formulas, documentation and other tangible or intangible property or rights relating to the Products and/or New Products, whether or not capable of precise separate description but which alone, or when accumulated, gives to the Person acquiring it an ability to study, test, formulate, manufacture, produce or market something which it otherwise would not have known to study, test, formulate, manufacture, produce or market in the same or similar way.

“New Product” means a device, component, kit or disposable designed and sold by Arthrex that is based upon or utilizes Intellectual Property Rights included in the Technology and contains an Enhancement which Enhancement either (a) significantly improves the safety or efficacy of the device, component, kit or disposable as compared to the Product, or (b) results in a new intended use for the device, component, kit or disposable as compared to the Product, and in each case for which Arthrex has received marketing clearance or approval from a governmental or regulatory authority separate and apart from the Product Registration Rights transferred hereunder; provided, however, that a device, component, kit or disposable will not be deemed to be a “New Product” as a result of a modification to the specification or manufacturing of the Product Line, as it exists as of the date hereof, implemented to address performance, responsiveness or other quality issues identified on Exhibit A-6 attached hereto (regardless of whether such modifications require clearance or approval from any governmental or regulatory authority); and provided, further, a device, component, kit or disposable shall only be deemed to be a “New Product” solely in such jurisdiction(s) or market(s) where Arthrex has received clearance or approval from a governmental or regulatory authority for such device, component, kit or disposable.

“Non-Exclusive Field of Use” means use of the Products and/or New Products in (a) non-surgical aesthetics markets in the United Kingdom and Ireland subject to the license rights granted to Biotherapy Services Ltd. and (b) any wound care applications in (i) the Territory, outside the United States, its territories and possessions, and (ii) the United Kingdom and Ireland subject to the license rights granted to Biotherapy Services Ltd.

“Nuo Marks” means any and all trademarks, trade names, service marks, service names, logos and similar proprietary rights whether now or in the future owned, controlled or licensed by Nuo and currently used exclusively in connection with the Product Line, including, without limitation, the trademarks and trade names listed in Exhibit A-2 attached hereto, and the goodwill symbolized by any of the foregoing, in each case whether registered or unregistered.

“Patent” means any patent application or patent, including all of the following kinds and their equivalents outside the United States (as applicable): provisional, converted provisional (or regular), divisional, continuation, continuation-in-part, and substitution applications; and regular utility, re-issue, re-examination, renewal and extended patents (including “Supplementary Protection Certificates”), as well as all right, title and interest in all letters patent or equivalent rights and applications for letters patent or rights, industrial and utility models, industrial designs, petty patents, patents of importation, patents of addition, certificates of invention and other government issued or granted indicia of invention ownership, including any reissue, extension, division, continuation or continuation-in-part applications throughout the world.

“Person” means any natural person or any corporation, partnership, limited liability company, business association, joint venture or other entity.

“Product Line” means the Angel® Concentrated Platelet System product line.

“Products” has the meaning set forth in the Preamble hereto and includes any Enhancements to any Product but does not include any New Products.

“Technology” means the Intellectual Property Rights and Product Registration Rights (including, without limitation, the Nuo Marks) that (i) are required to make, use, and sell the Product Line and (ii) are used by Nuo prior to the date hereof to make, use and sell the Product Line.

“Territory” means worldwide.

2. ASSUMPTION OF MANUFACTURING, TRANSFER OF ASSETS AND RIGHTS AND TRANSITION SERVICES.

(a) Assumption of Manufacturing. Arthrex and Nuo hereby agree that, on a date determined by Arthrex, but not later than March 31, 2016 (the “Effective Date”), Arthrex will assume all rights related to the manufacture and supply of the Product Line. Arthrex assumes no responsibility for Products previously manufactured and supplied by Nuo and/or in the marketplace, and Nuo shall remain responsible for all Products manufactured and supplied pursuant to the Original Agreement (including, without limitation, all Products manufactured and supplied pursuant to Section 2(b) hereof)) and/or in the marketplace. Nuo hereby acknowledges and agrees that (i) Arthrex holds the right to manufacture and market the Products and/or New Products in the Territory for the Field of Use and (ii) Arthrex may, subject to the terms and limitations contained in this Agreement, manufacture and supply the Products and/or New Products directly or may use contractors, subcontractors and agents to manufacture and supply the Products and/or New Products without the consent or prior approval of Nuo. Arthrex hereby acknowledges and agrees that Arthrex does not have any right to manufacture and market the Products and/or New Products in the Territory outside the Field of Use. Notwithstanding the foregoing, it will not be a breach of this Agreement if an end user uses a Product and/or New Product for a wound care application, provided that Arthrex, its Affiliates, and sublicensees have not marketed such Product and/or New Product outside the Field of Use. Except as otherwise provided herein, Nuo shall have no duties with respect to the manufacture of products following the Effective Date, and Nuo shall not be responsible for product liability claims arising from Arthrex's manufacture of Products and/or New Products under this Agreement.

(b) Existing Products. Notwithstanding anything herein to the contrary, Nuo shall continue to manufacture and supply Arthrex with the Products in accordance with the terms and conditions of the Original Agreement until the Effective Date; provided that Nuo shall have no obligation to supply BP Products following the assignment of the BP Agreement to Arthrex pursuant to Section 5(h) hereof. Following the Effective Date, Arthrex shall purchase all Products currently in production in accordance with the forecast provisions of Section 2(e) of the Original Agreement. The purchase of such Products shall be on the terms and conditions set forth in the Original Agreement, and the rights, obligations and liabilities of the Parties with respect to all Products purchased by Arthrex from Nuo (whether prior to, on or after the date hereof) pursuant to the Original Agreement (including, without limitation, the Products purchased pursuant to this Section 2(b)) shall be governed by the terms and conditions set forth in the Original Agreement prior to the date hereof.

(c) Transfer of Assets and Rights. Nuo hereby assigns, conveys, transfers and delivers, and Arthrex hereby accepts and assumes, all right, title and interest in and to (i) all Product parts used by Nuo in connection with the sourcing, manufacturing, marketing, sale and distribution of the Product Line, (ii) all permits, licenses, certificates, registrations, listings and governmental authorizations, investigational device exemption (clinical research), 510(k) and other pre-market clearances and approvals and all regulatory data, clinical data and other technical and product-related information, including, without limitation, protocols, investigational plans, case report and case history files, master files, design history and other quality system files and any databases reflecting or incorporating any such data and information, and product specification, design, manufacture, packing, labeling, marketing, storage, distribution, installation, post-market reporting, post-market surveillance, servicing, device master record, device history record, quality system record and other regulatory files related to the Products (including, without limitation, component parts and accessory products relating to the Product Line) (the items in this clause (ii), collectively, the “Product Registration Rights”) and (iii) all Technology (other than Patents) used by Nuo prior to the date hereof to make the Product Line ((i), (ii) and (iii), collectively, the “Transferred Assets”).

(d) Transition Services. In connection with the transition of the manufacture and supply of Products from Nuo to Arthrex:

(i) Nuo will provide its full cooperation, as commercially reasonable, to assist Arthrex with the manufacture and supply of the Products;

(ii) Nuo will provide consultation, as commercially reasonable, to Arthrex concerning technical aspects, regulatory clearances and approvals and use of the Products from time to time as reasonably requested by Arthrex;

(iii) Nuo will, so far as it is reasonably able, provide Arthrex all scientific and technical information available to Nuo and required in connection with the licenses granted hereunder, or to respond to inquiries from customers or governmental or regulatory authorities;

(iv) Nuo consents to Arthrex and its contractors, subcontractors and other agents duplicating, translating, decompiling, reverse engineering and adapting any Products or component parts thereof; and

(v) Nuo will provide such other services, as reasonably necessary to transition the manufacture and supply of Product, as Arthrex may reasonably request from time to time.

(e) Reimbursement of Transition Expenses. Nuo will reimburse Arthrex for fifty percent (50%) of any costs or expenses incurred by Arthrex in connection with, or arising out of, the assumption and transition of manufacturing responsibility of the Product Line from Nuo's current manufacturers to Arthrex and its designated manufacturers, including, without limitation, costs and expenses related to reverse engineering, testing and validation necessary to manufacture the Product Line; provided that Arthrex may offset Nuo's reimbursement obligation against amounts owed by Arthrex to Nuo; provided, further, that Nuo's reimbursement obligations under this Section 2(e) shall not exceed $75,000 in the aggregate. Notwithstanding anything herein to the contrary, any costs or expenses arising under any existing contract or agreement between Nuo and a third party as a result of the assumption and transition of manufacturing responsibility of the Product Line from Nuo's current manufacturers to Arthrex and its designated manufacturers will be borne solely by Nuo, and none of such costs or expenses shall be included in determining whether the $75,000 cap referred to in the immediately preceding sentence has been exceeded.

3. LICENSE.

(a) Licenses.

(i) Nuo hereby grants to Arthrex: (A) an exclusive, irrevocable, worldwide, sub-licensable, transferable license to the Patents used in the Technology to research, develop, make, have made, use, sell, offer for sale, have sold, distribute and have distributed, import and have imported, the Products and New Products within the Exclusive Field of Use and (B) a non-exclusive, irrevocable, worldwide, sub-licensable, transferable license to the Patents used in the Technology to research, develop, make, have made, use, sell, offer for sale, have sold, distribute and have distributed, import and have imported, the Products and New Products within the Non-Exclusive Field of Use.

(ii) Arthrex hereby grants to Nuo: (A) a non-exclusive, irrevocable, worldwide, sub-licensable, royalty free, transferable license to the Transferred Assets to perform its obligations described in Exhibit A-4, and (B) a non-exclusive, irrevocable, worldwide, sub-licensable, royalty free, non-transferable license to the Intellectual Property Rights (other than Trademarks) included in the Transferred Assets to research, develop, make, have made, use, sell, offer for sale, have sold, distribute and have distributed, import and have imported, the Products within the Non-Exclusive Field of Use.

(iii) For the avoidance of doubt, the parties acknowledge that (A) Nuo may manufacture and sell Products within the Non-Exclusive Field of Use but not using the Nuo Marks or other Trademarks included in the Transferred Assets (or marks confusingly similar thereto), (B) the license granted by Arthrex to Nuo is without any representation or warranty of any kind, express or implied, and Arthrex has no obligation to maintain or protect any of the Intellectual Property Rights licensed hereunder for the benefit of Nuo and (C) all materials licensed by Arthrex to Nuo hereunder shall be deemed Confidential Information of Arthrex for purposes of this Agreement.

(b) Interpretation. The Parties hereby acknowledge and agree that (i) the licenses granted hereunder shall be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, a license to rights to “intellectual property” as defined therein, (ii) Arthrex, as licensee of such rights, shall have the rights and elections with respect thereto as specified in the United States Bankruptcy Code and (iii) this Agreement shall be deemed to be an “agreement supplemental to” the license for purposes of Section 365(n) of the United States Bankruptcy Code.

4. ROYALTIES.

(a) Arthrex shall pay to Nuo a percentage of Gross Sales Revenues from the sales of Products and New Products as a royalty (the “Royalty”) in the percentages set forth on Exhibit A-3; provided that (i) New Products developed by or on behalf of Arthrex will bear a Royalty equal to five percent (5%) of Gross Sales Revenue, and (ii) in the event that Nuo (x) fails to pay maintenance fees under Section 5(c), (y) fails to make payment of any amount to which Arthrex is entitled to under Section 5(c), or (z) is in breach of Section 6(a), then the amount of any Royalties due hereunder shall be reduced by the amounts to which Arthrex is entitled as a result of such failure or breach (including, without limitation, any costs and expenses incurred by Arthrex in connection with the payment of maintenance fees for such Patents). In the event that during the term of this Agreement, Arthrex is required to obtain a license from a third party in order to avoid infringement of such third party’s Patent rights in a country for the manufacture, sale, or use of Products and/or New Products, and Arthrex obtains such a license to such third party rights, Arthrex shall have the right to deduct from the Royalties otherwise due and payable under Section 4(a) arising from the Gross Sales Revenue in such country, the amounts that Arthrex is obliged to pay thereunder; provided, however, that (a) with respect to any Product or New Product, Arthrex shall not be entitled to deduct from the Royalties to the extent such infringement (i) results from an Enhancement or (ii) would not arise in the absence of an Enhancement, and (b) in no event shall Arthrex be entitled to deduct from the Royalties to the extent such infringement results from any change in the method of manufacture of such Product or New Product as compared to method of manufacture prior to the date hereof; provided, that the foregoing shall not in any manner limit the other rights and remedies (whether at law or in equity) of Arthrex hereunder.

(b) Notwithstanding the actual Gross Sales Revenue, Arthrex shall pay Nuo an unconditional minimum annual royalty (the “Minimum Annual Royalty”) as follows: (a) for calendar year 2018: $2,000,000, (b) for calendar year 2019: $2,500,000, and (c) thereafter increasing by five percent (5%) on each calendar year thereafter through 2021. Following calendar year 2021, there will be no Minimum Annual Royalty payment obligations. Arthrex agrees and acknowledges that it has no right to, and shall not attempt to, set-off amounts claimed to be owed based on any claim that it has or will have in the future against Nuo or its permitted assignees against the Minimum Annual Royalty; provided, that the foregoing shall not in any manner limit the other rights and remedies (whether at law or in equity) of Arthrex hereunder.

(c) No later than thirty (30) days after the end of each fiscal quarter, Arthrex shall deliver to Nuo a written report detailing: (i) the number of devices and disposables sold, (ii) Gross Sales Revenues generated from the sales, and (iii) the resulting Royalty owed to Nuo. Except as set forth in Section 4(d) below, the Royalty and the Minimum Annual Royalty, as applicable, shall be paid by Arthrex to Nuo by wire transfer of immediately available funds in U.S. dollars to the account specified to Arthrex in writing from time to time by Nuo or its designee, within forty –five (45) days after the end of each fiscal quarter. Nuo shall have the right to audit the records of Arthrex relating to Gross Sales Revenues at any time during the normal business hours upon reasonable advance written notice. The audit will be performed by an independent third party at Nuo’s sole expense. If the audit determines that Nuo was not paid the full Royalty owed, Arthrex shall pay the amount of any shortfall within five (5) business days of notice by Nuo and submission of the audit findings. If Arthrex fails to pay such shortfall within such five (5) business day cure period, then interest shall accrue on such shortfall (from the date it was due) at fifteen percent (15%) per annum.

(d) Without limiting Section 4(c), any undisputed payment required by this Agreement that is not made within five (5) business days of the date such payment is due in accordance with the terms hereof shall bear interest at the annual rate of ten percent (10%) compounded annually.

(e) Notwithstanding anything in this Section 4 to the contrary, Nuo and Arthrex hereby agree that Arthrex shall pay $775,000 (the “Prepayment Amount”) to Nuo on or prior to October 19, 2015 as a prepayment of Royalties for the third and fourth quarters of calendar year 2015. Following the payment by Arthrex of the Prepayment Amount, the Parties acknowledge and agree that neither Party shall owe any Royalties or other fees under the Original Agreement or this Agreement in respect of the third and fourth quarters of calendar year 2015 for the Products unless the amount of the Royalties that would have been payable in respect of the third and fourth quarters of calendar year 2015 under Section 4(a) above are (i) in excess of $900,000, in which case Arthrex shall pay to Nuo on or prior to February 15, 2016 an amount equal to such excess or (ii) less than $900,000, in which case Nuo shall pay to Arthrex on or prior to February 15, 2016 an amount equal to the absolute value of such difference.

5. ADDITIONAL OBLIGATIONS OF THE PARTIES.

(a) Transferred Asset Obligations. Nuo shall (i) execute and deliver, or shall cause to be executed and delivered, such documents and other papers and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the assignment, conveyance, transfer and delivery of the Transferred Assets pursuant to Section 2(c) hereof, (ii) shall refrain from taking any actions that could reasonably be expected to impair, delay or impede the assignment, conveyance, transfer and delivery of the Transferred Assets pursuant to Section 2(c) hereof and (iii) shall cooperate in good faith with Arthrex to facilitate the assignment, conveyance, transfer and delivery of the Transferred Assets pursuant to Section 2(c) hereof. In connection with the foregoing, Nuo shall (x) provide to Arthrex copies of all data and information related to Nuo’s regulatory efforts exclusively related to the Products, (y) share or otherwise make available to Arthrex all data and information that is non-exclusively related to the Products, including making its regulatory personnel and consultants reasonably available to Arthrex to assist Arthrex personnel in understanding previous regulatory product development, clinical research, clearance and approval pathways and strategies, all as related to Products, and (z) allow Arthrex access to and the right to reference Nuo’s master file with respect to the Products in connection with Arthrex’s registration of developed Products.

(b) Improvements. The Parties acknowledge and agree that (i) Arthrex will own all right, title and interest to and in any and all modifications, enhancements, upgrades and improvements Arthrex makes, or has made on its behalf, on the Products and/or New Products and underlying Technology and (ii) Nuo will have an option to license any such modifications, enhancements, upgrades and improvements on the Products and/or New Products and underlying Technology outside of the Field of Use, at a rate equal to the Royalty and upon other terms and conditions to be negotiated in good faith and as mutually-agreeable to the Parties.

(c) Prosecution, Maintenance and Patent Enforcement.

(i) Nuo will (i) be obligated to prosecute and maintain the Patents related to the Technology at its own costs and expense (including paying all filing and maintenance fees for all Patents) and (ii) have the exclusive right but not the obligation to enforce the Patents related to the Technology outside of the Field of Use (and retain all proceeds therefrom). Arthrex will have the right to review and comment on Nuo’s activities with respect to such prosecution, maintenance and enforcement, and Nuo shall keep Arthrex informed on a timely basis of any material events involving such Patents. In the event that Nuo fails to timely prosecute and maintain such Patents related to the Technology, Arthrex will have the right to request that Nuo assign such Patents to it and thereafter to prosecute, maintain and enforce such Patents at its own expense.

(ii) Arthrex will have the right to enforce the Patents related to the Technology in the Field of Use, and Nuo will assist Arthrex, at Arthrex’s expense, in Arthrex’s efforts to enforce such Patents. If Arthrex determines that Nuo is required to be joined as a party to perfect standing in an enforcement proceeding, Nuo will join the proceeding at Arthrex’s expense. In the event that Arthrex fails to enforce the Patents related to the Technology inside the Field of Use, Nuo will have the right to enforce such rights related to the Technology inside the Field of Use at its own expense. Nuo may assign to Arthrex any Patents related to the Technology that has application solely within the Field of Use and shall thereupon be relieved of any further obligation to prosecute, maintain or enforce such rights related to the Technology.

(iii) With respect to any proceeding, action, litigation or suit relating to the enforcement of Patents related to the Technology in the Field of Use contemplated by this Section 5(c), any recovery obtained as a result of any such proceeding, action, litigation or suit (by settlement or otherwise) shall be applied, subject to the respective indemnity obligations of the Parties set forth in the Original Agreement, in the following order of priority: (A) first, Arthrex shall be reimbursed for all costs incurred in connection with such suit paid by Arthrex that were not reimbursed by Nuo, including, without limitation, attorneys’ fees and disbursements, travel costs, court costs and other litigation expenses; and (B) second, any remainder shall be allocated such that (x) Nuo receives a portion of such remainder equal to its then-current royalty percentage and (y) Arthrex shall receive the remainder of such funds.

(d) Distribution of Competitive Products. Nuo agrees that neither Nuo nor any of its Affiliates will, directly or indirectly, during the term of this Agreement, develop, manufacture, market or sell any products that produce a discrete output fraction containing platelets that is a separate fraction from other component fractions for use or sale in the Exclusive Field of Use within the Territory.

(e) Indemnity Obligations. Nuo will indemnify, hold harmless and upon Arthrex’s request, defend at its own expense Arthrex and its officers, directors, employees, agents, representatives, successors and assigns (collectively, the “Arthrex Indemnified Persons”) from and against any loss, claim, cost, suit, action, liability, judgment, decree, damage or expense including, without limitation, reasonable attorney’s fees, imposed upon, incurred by or asserted against the Arthrex Indemnified Persons, arising from any third party claim, demand or action arising from (i) the infringement or misappropriation of the Intellectual Property Rights of a third party by (A) a Product manufactured or supplied by or on behalf of Nuo pursuant to the terms of the Original Agreement (including, without limitation, the unaltered Products purchased pursuant to Section 2(b) hereof) or use thereof and (B) Arthrex’s use of the Nuo Marks, pursuant to this Agreement or the Original Agreement and (ii) any defect in the manufacturing or design of a Product manufactured or supplied by or on behalf of Nuo pursuant to the terms of the Original Agreement (including, without limitation, the Products purchased pursuant to Section 2(b) hereof).

(f) Releases.

(i) Nuo, for itself and its Affiliates and its and their respective representatives, successors and assigns (collectively, the “Nuo Releasors”), hereby (A) forever fully and irrevocably releases and discharges Arthrex and its Affiliates and each of their respective predecessors, successors, direct or indirect subsidiaries and past and present stockholders, members, managers, directors, officers, employees, agents, and other representatives (collectively, the “Arthrex Released Parties”) from any and all actions, suits, claims, demands, debts, agreements, obligations, promises, judgments, or liabilities of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise (including, claims for damages, costs, expense, and attorneys’, brokers’ and accountants fees and expenses) arising out of or related to the Original Agreement, which the Nuo Releasors can, shall or may have against the Arthrex Released Parties, whether known or unknown, suspected or unsuspected, unanticipated as well as anticipated (collectively, the “Nuo Released Claims”), and (B) irrevocably agrees to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any proceeding, action, litigation or suit against any Arthrex Released Party based upon any Nuo Released Claim. Notwithstanding the preceding sentence of this Section 5(f)(i), “Nuo Released Claims” does not include, and the provisions of this Section 5(f)(i) shall not release or otherwise diminish, (x) the obligations of any Party set forth in or arising under any provisions of this Agreement after the date hereof or (y) the accrued payment obligations of Arthrex under the Original Agreement.

(ii) Arthrex, for itself and its Affiliates and its and their respective representatives, successors and assigns (collectively, the “Arthrex Releasors”), hereby (A) forever fully and irrevocably releases and discharges Nuo and its Affiliates and each of their respective predecessors, successors, direct or indirect subsidiaries and past and present stockholders, members, managers, directors, officers, employees, agents, and other representatives (collectively, the “Nuo Released Parties”) from any and all actions, suits, claims, demands, debts, agreements, obligations, promises, judgments, or liabilities of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise (including, claims for damages, costs, expense, and attorneys’, brokers’ and accountants fees and expenses) arising out of or related to the Original Agreement, which the Arthrex Releasors can, shall or may have against the Nuo Released Parties, whether known or unknown, suspected or unsuspected, unanticipated as well as anticipated (collectively, the “Arthrex Released Claims”), and (B) irrevocably agrees to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any proceeding, action, litigation or suit against any Nuo Released Party based upon any Arthrex Released Claim. Notwithstanding the preceding sentence of this Section 5(f)(ii), “Arthrex Released Claims” does not include, and the provisions of this Section 5(f)(ii) shall not release or otherwise diminish, (x) the obligations of any Party set forth in or arising under any provisions of this Agreement after the date hereof, (y) any actions, suits, claims, demands, debts, agreements, obligations, promises, judgments, or liabilities of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise (including, claims for damages, costs, expense, and attorneys’, brokers’ and accountants fees and expenses) that Arthrex or its Affiliates may have against Nuo or its Affiliates arising out of or relating to product liability or infringement of intellectual property in each case, arising out of the Original Agreement or (z) the obligations of Nuo described in Exhibit A-4.

(g) Adequate Insurance.

(i) From the date hereof until such date that Nuo shall no longer have any liabilities or obligations arising under the Original Agreement or this Agreement, Nuo shall obtain and carry in full force and effect commercial general liability insurance, with product liability coverage, in amounts of at least $1 million per occurrence and $5 million annual aggregate. Such insurance will be written by a reputable insurance company reasonably acceptable to the Arthrex. On reasonable request from Arthrex, Nuo will provide Arthrex with appropriate certificates of insurance reflecting the obligations of Nuo pursuant to this Section 5(g). The insurance certificate to be furnished must also evidence that Nuo’s policies of insurance, which are required hereunder, have been endorsed to (x) provide Nuo with thirty (30) days’ prior written notice of cancellation of such insurance coverage for any reason, except for non-payment of premium, as to which Nuo shall receive ten (10) days’ prior written notice of cancellation, (y) name Arthrex, its Affiliates, subsidiaries, officers, directors, and employees (collectively, the “Arthrex Certificate Holder”) as additional insureds, and (z) waive subrogation against the Arthrex Certificate Holder. All of the requirements of this Section 5(g) shall also apply to Nuo’s umbrella liability coverage. Notwithstanding the foregoing, coverage for a Arthrex Certificate Holder as an additional insured will not apply to bodily injury, property damage or any other damages arising out of the negligent or willful acts or omissions of Arthrex Certificate Holder, any employees of Arthrex Certificate Holder or any third party.

(ii) From the date hereof until such date that Arthrex shall no longer have any liabilities or obligations arising under this Agreement, Arthrex shall obtain and carry in full force and effect commercial general liability insurance, with product liability coverage, in amounts of at least $1 million per occurrence and $5 million annual aggregate. On reasonable request from Nuo, Arthrex will provide Nuo with appropriate certificates of insurance reflecting the obligations of Arthrex pursuant to this Section 5(g).

(h) Certain Nuo Agreements. Nuo shall (i) promptly (but in any event no more than fifteen (15) business days) after the date hereof, obtain the consent of Biotherapy Services Ltd. to assign the Limited Distributor Agreement and License, dated April 25, 2014, between Nuo and Biotherapy Services Ltd., to Arthrex, and upon receipt of such consent, assign its rights and obligations under such agreement to Arthrex and (ii) on the Effective Date (or an earlier date as determined by written notice to Nuo), assign its rights and obligations under the BP Agreement to Arthrex. Arthrex shall only assume the obligations of Nuo arising after the date of such assignments, and Nuo shall remain solely liable for all obligations and liabilities arising on or prior to the date of such assignments thereunder (including those arising from any breach or default prior to the date of such assignments).

6. REPRESENTATIONS AND WARRANTIES OF THE PARTIES.

(a) Nuo. Nuo hereby represents and warrants to Arthrex that:

(i) Nuo is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate power and authority to own, lease and operate its properties and to carry on its businesses as it is currently being conducted. Nuo has all necessary corporate power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by Nuo.

(ii) The execution, delivery and performance by Nuo of this Agreement and the consummation of the transactions contemplated hereby do not violate or conflict with the Certificate of Incorporation or Bylaws of Nuo, any material contract, agreement or instrument to which Nuo is a party or by which it or its properties are bound, or any judgment, decree, order or award of any court, governmental body or arbitrator by which Nuo is bound, or any law, rule or regulation applicable to Nuo. Except as set forth in Exhibit A-5, the consummation of the transactions contemplated hereby, including, without limitation, the assignment, conveyance, transfer and delivery of property and rights pursuant to Section 2(c) hereof, do not require notice to, or the consent, clearance or approval of, any third party (including, without limitation, any government or other regulatory authority).

(iii) Nuo is the sole, exclusive and lawful owner of all right, title and interest in and to the Technology and to the Nuo Marks, free and clear of all liens, claims, security interests or other restrictions or encumbrances (collectively, “Liens”), except for the Liens on Patents in favor of the Deerfield Group under the senior secured convertible credit facility with Nuo. Except as set forth in Exhibit A-5, Nuo has not granted to any other Person any license, franchise or other rights to acquire, use or exploit the Technology within the Territory (or any portion thereof). Nuo has the right to grant the licenses and other rights to Arthrex hereunder.

(iv) Nuo has not on or prior to the date hereof infringed on any patent, trademark, trade secret, copyright or other proprietary right of any third party in connection with the manufacture, supply, sale or use of the Products, and, as of the date hereof, Nuo is unaware of any claim of infringement, either threatened or pending, as related thereto.

(b) Arthrex. Arthrex hereby represents and warrants to Nuo that:

(i) Arthrex is a company duly organized and existing under the laws of Delaware, and has all power and authority to own, lease and operate its properties and to carry on its businesses as currently conducted. Arthrex has all necessary power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by Arthrex.

(ii) The execution, delivery and performance by Arthrex of this Agreement and the consummation of the transactions contemplated hereby do not violate or conflict with the Certificate of Incorporation or Bylaws of Arthrex, any material contract, agreement or instrument to which Arthrex is a party or by which it or its properties are bound, or any judgment, decree, order or award of any court, governmental body or arbitrator by which Arthrex is bound, or any law, rule or regulation applicable to Arthrex.

7. TERM AND TERMINATION.

(a) Term. The term of this Agreement shall commence on the date hereof and shall continue until the expiration of the last to expire Patent licensed hereunder, or until such time when the last of the royalty obligations set forth herein has expired, whichever is longer, unless earlier terminated pursuant to Section 7(b).

(b) Termination of Agreement. This Agreement may be terminated as follows:

(i) The Parties may terminate this Agreement upon their mutual written agreement.

(ii) Nuo, at its sole discretion, may terminate this Agreement if (x) Arthrex fails to pay Royalty amounts owed by Arthrex in excess of $500,000 in the aggregate to Nuo pursuant to Section 4 of this Agreement, provided such Royalty amounts are not subject of a good faith dispute between the Parties, and (y) any such failure remains unremedied for ninety (90) days after written notice to Arthrex.

(iii) Nuo, at its sole discretion, may terminate this Agreement if Arthrex or its Affiliates or its sublicensees challenge the validity or enforceability of, or otherwise oppose, any of the claims of the Patents subject to the rights provided in this Agreement (including without limitation, any post-grant challenges or reexaminations at the United States Patent and Trademark Office or foreign equivalents thereof, and filing a declaratory judgment action), and such challenge or opposition is not withdrawn or dismissed within forty-five (45) calendar days of written notice requesting withdrawal or dismissal of such challenge or opposition is provided by Nuo to Arthrex.

(c) Effect of Termination.

(i) Upon earlier termination of this Agreement under Sections 7(b)(ii) and 7(b)(iii) and within fifteen (15) business following written request from Nuo, Arthrex shall assign, convey, transfer, and deliver to Nuo, its successors or assigns all right, title and interest in and to the Transferred Assets (other than the Nuo Marks) existing as of the date hereof and assigned, conveyed, transferred and delivered as of the date hereof pursuant to Section 2(c) hereof. In connection therewith, Arthrex shall (A) execute and deliver, or shall cause to be executed and delivered, such documents and other papers and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the assignment, conveyance, transfer and delivery of such Transferred Assets (other than the Nuo Marks) to Nuo pursuant to this Section 7(c)(i), (B) shall refrain from taking any actions that could reasonably be expected to impair, delay or impede the assignment, conveyance, transfer and delivery of such Product Registration Rights pursuant to this Section 7(c)(i), and (iii) shall cooperate in good faith with Nuo to facilitate the assignment, conveyance, transfer and delivery of such Transferred Assets (other than the Nuo Marks) pursuant to this Section 7(c)(i).  For the avoidance of doubt, Arthrex shall (x) have no obligation to assign, convey, transfer or deliver to Nuo any permits, licenses, certificates, registrations, listings or governmental authorizations, investigational device exemption (clinical research), 510(k) or other pre-market clearances and approvals or any regulatory data, clinical data or other technical and product-related information, including, without limitation, protocols, investigational plans, case report and case history files, master files, design history and other quality system files and any databases reflecting or incorporating any such data and information, and product specification, design, manufacture, packing, labeling, marketing, storage, distribution, installation, post-market reporting, post-market surveillance, servicing, device master record, device history record, quality system record and other regulatory files created after the date hereof and (y) have no obligation to (1) provide to Nuo copies of any data or information related to Arthrex’s regulatory efforts related to the Products and/or New Products, (2) share or otherwise make available to Nuo any data or information that is non-exclusively related to the Products and/or New Products, or (3) allow Nuo access to or the right to reference Arthrex’s master file with respect to the Products and/or New Products.

(ii) The expiration or earlier termination of this Agreement shall not relieve any Party of any of its rights or liabilities arising prior to or upon such expiration or earlier termination (including payment obligations accruing under Section 4(a) or 4(b) prior to termination or expiration), and this Section 7 and Sections 1, 2(a), 2(b), 2(d), 2(e), 3(c), 5, 8 and 9 shall survive the expiration or earlier termination of this Agreement as applicable and in accordance with their terms.

8. CONFIDENTIALITY.

(a) Confidentiality. Each Party acknowledges that, in the course of performing its duties and obligations under this Agreement, certain information that is confidential or proprietary to such Party, including but not limited to Trade Secrets and Know-How (“Confidential Information”) will be furnished by the other Party or such other Party’s representatives. Each Party agrees that any Confidential Information furnished by the other Party or such other Party’s representatives will not be used by it or its representatives except in connection with, and for the purposes of, performing its obligations or exercising its rights under this Agreement and, except as provided herein, will not be disclosed by it or its representatives without the prior written consent of the other Party. Notwithstanding the foregoing, the Parties agree that all Confidential Information shall be clearly marked “CONFIDENTIAL” or, if furnished in oral form, shall be stated to be confidential by the Party disclosing such information at the time of such disclosure and reduced to a writing by the Party disclosing such information which is furnished to the other Party or such other Party’s representatives within forty-five (45) days after such disclosure.

(b) Exceptions. The confidentiality obligations of each Party under Section 8(a) do not extend to any Confidential Information furnished by the other Party or such other Party’s representatives that (i) is or becomes generally available to the public other than as a result of a disclosure by such Party or its representatives, (ii) was available to such Party or its representatives on a non-confidential basis prior to its disclosure thereto by the other Party or such other Party’s representatives, (iii) was independently developed without the use of the other Party’s Confidential Information by representatives of such Party who did not have access to the other Party’s Confidential Information, as established by contemporaneous written records or (iv) becomes available to such Party or its representatives on an non-confidential basis from a source other than the other Party or such other Party’s representatives; provided, however, that such source is not bound by a confidentiality agreement with the other Party or such other Party’s representatives.

(c) Authorized Disclosure. Notwithstanding any other provision of this Agreement, each Party may disclose Confidential Information of the other Party: (i) to the extent required to comply with applicable legal requirements including as part of regular securities law reporting requirements and/or in accordance with securities regulatory authority or securities exchange rules, demands and/or practice; (ii) to the extent and to the persons and entities required by rules of the National Association of Securities Dealers; provided, however, that the responding Party shall first have given prompt notice to the other Party hereto to enable it to seek any available exemptions from or limitations on such disclosure requirement and shall reasonably cooperate in such efforts by the other Party; (iii) as necessary to file or prosecute patent applications, prosecute or defend litigation or otherwise establish rights or enforce obligations under this Agreement, but only to the extent that any such disclosure is necessary; or (iv) to third party consultants, contractors, or other service providers who are under a duty of confidentiality at least as protective as those set forth herein; provided, that the disclosing Party shall be responsible for any disclosure or use of Confidential Information by such third party consultant, contractor or other service provider in violation of the terms set forth herein (as if such person was bound by such terms).

(d) Compelled Disclosure. In the event that either Party or its representatives are requested or become legally compelled (by oral questions, interrogatories, requests for information or document subpoena, civil investigative demand or similar process) to disclose any Confidential Information furnished by the other Party or such other Party’s representatives or the fact that such Confidential Information has been made available to it, such Party agrees that it or its representatives, as the case may be, will provide the other Party with prompt written notice of such request(s) so that the other Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that the other Party waives compliance with the provisions of this Agreement, such Party agrees that it will furnish only that portion of such Confidential Information that is legally required and will exercise its best efforts to obtain reliable assurance that confidential treatment will be accorded to that portion of such Confidential Information and other information being disclosed.

(e)  Ownership of Confidential Information. The Party disclosing or otherwise furnishing Confidential Information to the other Party will retain the exclusive ownership of all right, title and interest in and to such Confidential Information.

(f) Survival. The obligations of the Parties under this Section 8 shall survive the expiration or earlier termination of this Agreement for a period of three (3) years. The recipient’s obligations with respect to Trade Secrets shall continue until the date on which such information ceases to constitute a trade secret pursuant to applicable law.

9.  GENERAL PROVISIONS.

(a) Independent Contractors. The relationship of Nuo and Arthrex established by this Agreement is that of independent contractors, and nothing shall be deemed to create or imply any employer/employee, principal/agent, partner/partner or co-venturer relationship, or that the Parties are participants in a common undertaking. Neither Party may direct or control the activities of the other Party or incur or assume any obligation on behalf of the other Party or bind such other Party to any obligation for any purpose whatsoever.

(b) Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the Parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without reference to rules of conflicts or choice of laws. Any dispute or issue arising hereunder, including any alleged breach by Arthrex, not resolved pursuant to Section 9(m) shall be heard, determined and resolved by an action commenced in the federal or state courts in Wilmington, Delaware, which the Parties hereby agree shall have the exclusive jurisdiction over the issues and the Parties. Each Party hereby agrees to submit itself to the jurisdiction of the federal and state courts in Wilmington, Delaware and waives the right to make any objections based on the exclusive jurisdiction or venue in such courts. The Delaware courts shall have the right to grant all relief to which each Party is or shall be entitled hereunder, including all equitable relief as the Court may deem appropriate. Each Party hereby consents to service of process by registered mail.

(c) Entire Agreement. This Agreement, including the Exhibits, sets forth the entire agreement and understanding of the Parties relating to the subject matter hereof and supersedes all prior oral and written, and all contemporary oral, negotiations, agreements and understandings with respect to the same, including, without limitation, the Original Agreement.

(d) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, facsimile or telex, or by registered or certified mail (postage prepaid, return receipt requested), to the other Party at the following address (or at such other address for which such Party gives notice hereunder):

If to Arthrex:

ARTHREX, INC.
1370 Creekside Boulevard
Naples, FL 34108-1945
Attn: Senior Associate General Counsel
Telephone: (800) 933-7001
Facsimile: (239) 552-2381

If to Nuo:

NUO THERAPEUTICS, INC.
209 Perry Parkway, Suite 7
Gaithersburg, MD 20877
Attention: President/CEO
Telephone: (240) 499-2680
Facsimile: (240) 499-2690

(e) Assignment and Binding Effect. Except as otherwise provided in this Agreement, neither Party may, directly or indirectly, assign its rights or delegate its duties under this Agreement without the prior written consent of the other Party; provided that Nuo may assign this Agreement (i) to an Affiliate, (ii) to a successor to all or substantially all of the business or assets of Nuo or (iii) in connection with a Change of Control; provided, further, that Nuo may assign its right, subject to Arthrex’s right to offset and reduce amounts payable by Arthrex hereunder as provided in Section 4(a), to receive royalty payments and other financial consideration under the Original Agreement and this Agreement, without the prior written consent of Arthrex. No permitted assignment of rights or delegation of duties under this Agreement shall relieve the assigning or delegating Party of its liabilities hereunder. For purposes of this Agreement, either Party shall be deemed to have assigned this Agreement in the event of a Change of Control with respect to such Party. Subject to the foregoing, this Agreement is binding upon, and inures to the benefit of, the Parties and their respective successors and permitted assigns. Notwithstanding the foregoing, Nuo may assign its rights, duties and obligations under this Agreement without the prior written consent of Arthrex to a member of the Deerfield Group; provided, that such Person assumes in writing all of Nuo’s duties and obligations under this Agreement and acquires from Nuo all Patents licensed hereunder.

(f) Partial Invalidity. If any provision of this Agreement is held to be invalid by a court of competent jurisdiction, then the remaining provisions shall remain, nevertheless, in full force and effect. The Parties agree to renegotiate in good faith any term held invalid and to be bound by the mutually agreed substitute provision in order to give the most approximate effect intended by the Parties.

(g) No Waiver; Amendment. No waiver of any term or condition of this Agreement shall be valid or binding on any Party unless agreed to in writing by the Party to be charged. The failure of either Party to enforce at any time any of the provisions of the Agreement, or the failure to require at any time performance by the other Party of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the validity of either Party to enforce each and every such provision thereafter. This Agreement may not be amended or modified except by the written agreement of the Parties.

(h) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one instrument.

(i) Consent Not Unreasonably Withheld. No Party given the right to approve or consent to any matter shall unreasonably withhold, condition or delay its approval or consent. The failure to respond in writing within any specified time period shall be deemed unconditioned approval of or consent to the relevant matter, provided that the Party requesting such approval or consent gives written notice requesting a response at least two (2) business days prior to the expiration of the specified time period, if any.

(j) Construction; Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any section, recital, exhibit, schedule and party references are to this Agreement unless otherwise stated. No Party, nor its counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all provisions of this Agreement shall be construed in accordance with their fair meaning, and not strictly for or against any Party.

(k) Further Assurances. Each Party agrees to cooperate fully with the other Party and execute such instruments, documents and agreements and take such further actions to carry out the intents and purposes of this Agreement.

(l) Press Releases and Announcements. Except as may be contemplated hereunder, neither Party may issue any press release, product any professional publications or make any public announcement concerning the transactions contemplated by this Agreement without the prior consent of the other Party, except for any releases, publications or announcements which may be required by or, in such Party’s discretion, reasonably necessary under applicable law, in which case the Party proposing to make such release or announcement will allow the other Party a reasonable opportunity to review and comment on such release, publications or announcement in advance of such issuance or making.

(m) Alternative Dispute Resolution.

(i) Any controversy, dispute or claim arising out of or relating to this Agreement (or the breach hereof) that cannot be resolved by good faith negotiation between or among the Parties may be finally submitted to the American Arbitration Association (“AAA”) for final and binding arbitration pursuant to the Commercial Arbitration Rules of the AAA. Such arbitration shall be held in Wilmington, Delaware, before a single arbitrator who shall be a retired federal or Delaware state judge. The arbitrator may enter a default decision against any Party who fails to participate in the arbitration proceedings. The decision of the arbitrator shall be final, unappealable and binding, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall be authorized to award any relief, whether legal or equitable, to the Party so entitled to such relief.

(ii) In respect of any suit, action or other proceeding relating to the enforcement of any award rendered by the arbitrator, each Party irrevocably submits to the non-exclusive jurisdiction of any state or federal court located in the City of Wilmington, State of Delaware.

(iii) The arbitrator shall be authorized to apportion its fees and expenses and the reasonable attorney’s fees and expenses of the Parties as the arbitrator deems appropriate. In the absence of any such apportionment, the prevailing party in any arbitration or other proceeding shall be entitled, in addition to any other rights and remedies it may have, to reimbursement for its expenses, including court costs and reasonable fees of attorneys and other professionals.

(iv) The Parties agree that this Section 9(m) has been included to resolve rapidly and inexpensively any claims or disputes between them with respect to this Agreement, and that this Section 9(m) shall be grounds for dismissal of any action commenced by any Party in any court with respect to any controversy, dispute or claim arising out of or relating to this Agreement (or the breach hereof).

[Signature page follows.]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed.

NUO THERAPEUTICS, INC.

By:	/s/ David E. Jorden
	Name:	David E. Jorden
	Title:	Acting CFO

ARTHREX, INC.

By:	/s/ John W. Schmieding
	Name:	John W. Schmieding
	Title:	General Counsel